Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 162 to the registration statement on Form N-1A (“Registration Statement”) of our report dated January 23, 2012, relating to the financial statements and financial highlights which appear in the November 30, 2011 Annual Reports to Shareholders of the ASG Growth Markets Fund and Loomis Sayles Senior Floating Rate and Fixed Income Fund, each a series of Natixis Funds Trust II, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Performance”, “Financial Statements” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
March 28, 2012